                                                                  EXHIBIT (C)(1)

                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 TI GROUP PLC,
                          TI AUTOMOTIVE SYSTEMS, INC.
                                      AND
                               WALBRO CORPORATION



                           Dated as of April 27, 1999

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----

ARTICLE 1

    DEFINITIONS.................................................... 1
    1.1   Accounts................................................. 1
    1.2   Acquisition Transaction.................................. 1
    1.3   Affiliate................................................ 1
    1.4   Agreement................................................ 1
    1.5   Closing.................................................. 1
    1.6   Closing Date............................................. 1
    1.7   Code..................................................... 2
    1.8   Company.................................................. 2
    1.9   Company Common Stock..................................... 2
    1.10  Company Disclosure Letter................................ 2
    1.11  Company Financial Statements............................. 2
    1.12  Company Preferred Rights................................. 2
    1.13  Company Preferred Shares................................. 2
    1.14  Company SEC Documents.................................... 2
    1.15  Confidentiality Agreement................................ 2
    1.16  Constituent Corporations................................. 2
    1.17  Contracts................................................ 2
    1.18  Control.................................................. 2
    1.19  DGCL..................................................... 3
    1.20  Dissenting Shares........................................ 3
    1.21  ERISA.................................................... 3
    1.22  Effective Time........................................... 3
    1.23  Employee Benefit Plans................................... 3
    1.24  Environmental Claim...................................... 3
    1.25  Environmental Laws....................................... 3
    1.26  Environmental Release.................................... 4
    1.27  ERISA Affiliate.......................................... 4
    1.28  Exchange Act............................................. 4
    1.29  Exchange Agent........................................... 4
    1.30  Exchange Fund............................................ 4
    1.31  Existing Insurance Policies.............................. 4
    1.32  Existing Liens........................................... 4
    1.33  Existing Options......................................... 4
    1.34  Existing Permits......................................... 4
    1.35  Expiration Date.......................................... 4
    1.36  Fully Diluted Basis...................................... 4
    1.37  GAAP..................................................... 4

                                      (i)

    1.38  Governmental Entity.......................................... 5
    1.39  HSR Act...................................................... 5
    1.40  Hazardous Materials.......................................... 5
    1.41  Indebtedness................................................. 5
    1.42  Indemnified Liabilities...................................... 5
    1.43  Indemnified Party(ies)....................................... 5
    1.44  Intangible Assets............................................ 5
    1.45  Investment................................................... 5
    1.46  Joint Ventures............................................... 6
    1.47  Knowledge.................................................... 6
    1.48  Law.......................................................... 6
    1.49  Letter of Transmittal........................................ 6
    1.50  Lien......................................................... 6
    1.51  Material Adverse Effect...................................... 6
    1.52  Merger....................................................... 7
    1.53  Merger Consideration......................................... 7
    1.54  Merger Sub................................................... 7
    1.55  Minimum Condition............................................ 7
    1.56  Offer........................................................ 7
    1.57  Offer Documents.............................................. 7
    1.58  Offer Price.................................................. 7
    1.59  Offer to Purchase............................................ 7
    1.60  Optionholders................................................ 7
    1.61  Parent....................................................... 7
    1.62  Parent-Provided Plan......................................... 7
    1.63  Pension Plan................................................. 7
    1.64  Permitted Liens.............................................. 7
    1.65  Person....................................................... 7
    1.66  Proxy Statement.............................................. 8
    1.67  Real Estate.................................................. 8
    1.68  SEC.......................................................... 8
    1.69  Schedule 14D-1............................................... 8
    1.70  Schedule 14D-9............................................... 8
    1.71  Special Meeting.............................................. 8
    1.72  Stockholders................................................. 8
    1.73  Subsidiary................................................... 8
    1.74  Superior Proposal............................................ 8
    1.75  Surviving Corporation........................................ 8
    1.76  Systems...................................................... 8
    1.77  Takeover Laws................................................ 8
    1.78  Transactions................................................. 8
    1.79  Voting Debt.................................................. 8

                                     (ii)

ARTICLE 2

    THE MERGER.............................................................  9
    2.1   The Offer........................................................  9
    2.2   Company Actions.................................................. 10
    2.3   Directors........................................................ 11
    2.4   The Merger....................................................... 12
    2.5   Effective Time; Filing of Certificate of Merger.................. 12
    2.6   Certificate of Incorporation..................................... 13
    2.7   Bylaws........................................................... 13
    2.8   Directors and Officers........................................... 13
    2.9   Additional Actions............................................... 13
    2.10  Time and Place of Closing........................................ 13
    2.11  Conversion of Company Common Stock............................... 13
    2.12  Exchange of Shares............................................... 14
    2.13  No Further Rights or Transfers; Cancellation of Treasury Shares.. 16
    2.14  Dissenters' Rights............................................... 16
    2.15  Special Meeting of Stockholders.................................. 16
    2.16  Merger Without Meeting of Stockholders........................... 17
    2.17  Reasonable Best Efforts.......................................... 17
    2.18  Existing Options................................................. 18

 ARTICLE 3

    OTHER AGREEMENTS....................................................... 18
    3.1   Access........................................................... 18
    3.2   Company Disclosure Letter........................................ 18
    3.3   Deliveries of Information........................................ 19
    3.4   Acquisition Proposals............................................ 19
    3.5   Public Announcements............................................. 20
    3.6   Confidentiality Agreement........................................ 20
    3.7   Regulatory and Other Approvals................................... 20

ARTICLE 4

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................... 21
    4.1   Organization; Business........................................... 21
    4.2   Capitalization................................................... 21
    4.3   Authorization; Enforceability.................................... 22
    4.4   No Violation or Conflict......................................... 22
    4.5   Title to Assets.................................................. 23
    4.6   Litigation....................................................... 23
    4.7   Books and Records; Company Financial Statements.................. 23
    4.8   Absence of Certain Changes....................................... 24
    4.9   Performance of Contracts......................................... 26


                                     (iii)

    4.10  Insurance..................................................... 26
    4.11  Employee Benefit Plans........................................ 26
    4.12  Brokers' and Finders' Fees.................................... 28
    4.13  Taxes......................................................... 28
    4.14  Real Estate................................................... 29
    4.15  Governmental Approvals........................................ 29
    4.16  No Pending Acquisitions....................................... 29
    4.17  Labor Matters................................................. 30
    4.18  Existing Permits and Violations of Law........................ 30
    4.19  Warranty or Other Claims...................................... 31
    4.20  Intangible Assets............................................. 31
    4.21  Customers and Suppliers....................................... 31
    4.22  Environmental Protection...................................... 32
    4.23  Vote Required................................................. 32
    4.24  SEC Reports................................................... 32
    4.25  Content of Proxy Statement.................................... 32
    4.26  Opinion of Financial Advisor.................................. 33
    4.27  Certain Agreements............................................ 33
    4.28  Takeover Law; Company Rights Agreement........................ 33
    4.29  Year 2000 Compliance.......................................... 34
    4.30  Approval by Disinterested Directors........................... 34

 ARTICLE 5

    REPRESENTATIONS OF THE PARENT AND MERGER SUB........................ 34
    5.1   Due Incorporation and Authority............................... 34
    5.2   Consents and Approvals........................................ 35
    5.3   Brokers' and Finders' Fees.................................... 35
    5.4   No Violation or Conflict...................................... 35
    5.5   Litigation.................................................... 35
    5.6   Sufficient Funds.............................................. 36

ARTICLE 6

    COVENANTS AND AGREEMENTS............................................ 36
    6.1   Conduct of Business by the Company............................ 36
    6.2   Indemnification............................................... 38
    6.3   Certain Benefit Plans......................................... 40
    6.4   No Survival of Representations and Warranties................. 41
    6.5   Company Rights Plan........................................... 41
    6.6   Consents...................................................... 41
    6.7   Potential Claims.............................................. 41

                                     (iv)

ARTICLE 7

    CONDITIONS TO THE MERGER.............................................. 41
    7.1   Conditions to Each Party's Obligation to Effect the Merger...... 41
    7.2   Conditions to the Parent's and Merger Sub's Obligation
          to Effect the Merger............................................ 42

ARTICLE 8

    TERMINATION, WAIVER AND AMENDMENT..................................... 42
    8.1   Termination..................................................... 42
    8.2   Rights on Termination........................................... 44
    8.3   Termination Fee Payable to the Parent........................... 44
    8.4   Other Remedies.................................................. 45
    8.5   Notice of Termination........................................... 45

ARTICLE 9

    MISCELLANEOUS......................................................... 45
    9.1   Entire Agreement................................................ 45
    9.2   Amendment....................................................... 45
    9.3   Extension; Waiver............................................... 46
    9.4   Governing Law................................................... 46
    9.5   Assignment; Binding Effect...................................... 46
    9.6   Notices......................................................... 46
    9.7   Counterparts; Headings.......................................... 47
    9.8   Interpretation.................................................. 47
    9.9   Specific Performance............................................ 47
    9.10  No Reliance..................................................... 47
    9.11  Disclosure Letter............................................... 47
    9.12  No Third Party Beneficiary...................................... 47
    9.13  Severability.................................................... 48
    9.14  Other Remedies.................................................. 48
    9.15  Rules of Construction........................................... 48


                                      (v)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of April 27, 1999 (the "Agreement"), is among TI Group plc, a company organized under the laws of England and Wales (the "Parent"), TI Automotive Systems, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and Walbro Corporation, a Delaware corporation (the "Company"). The Company and Merger Sub are hereinafter sometimes collectively referred to as the "Constituent Corporations."

     WHEREAS, the Boards of Directors of the Parent, Merger Sub and the Company have approved and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger"); and

     WHEREAS, the Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parent, Merger Sub and the Company agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

     1.1 Accounts. "Accounts" shall mean all accounts receivable, notes and associated rights owned by or payable to the Company or any Subsidiary.

     1.2 Acquisition Transaction. "Acquisition Transaction" shall have the meaning set forth in Section 3.4(a).

     1.3 Affiliate. "Affiliate" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

     1.4 Agreement. "Agreement" shall have the meaning set forth in the Introduction.

     1.5  Closing. "Closing" shall have the meaning set forth in Section 2.10.

     1.6  Closing Date. "Closing Date" shall have the meaning set forth in
Section 2.10.

     1.7 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

     1.8 Company. "Company" shall have the meaning set forth in the Introduction.

     1.9 Company Common Stock. "Company Common Stock" shall mean shares of common stock, par value $0.50 per share, of the Company and all references herein to Company Common Stock, unless the context requires otherwise, shall include the associated Company Preferred Rights.

     1.10 Company Disclosure Letter. "Company Disclosure Letter" shall have the meaning set forth in Article 4.

      1.11 Company Financial Statements. "Company Financial Statements" shall mean the audited Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Cash Flows and Consolidated Statement of Shareholders' Equity of the Company, and the audited balance sheet, statement of income, statement of cash flows and statement of shareholders equity of Marwal Systems SNC and of Mitsuba Walbro Inc., together with, in each of the foregoing cases the related notes thereto, for each of the fiscal years ended on December 31, 1996, 1997 and 1998.

      1.12 Company Preferred Rights. "Company Preferred Rights" shall mean those Preferred Share Purchase Rights issued pursuant to the Shareholder Rights Agreement dated as of June 30, 1998 by and between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Company Rights Agreement").

      1.13 Company Preferred Shares. "Company Preferred Shares" means the Convertible Trust Preferred Securities of Walbro Capital Trust, a wholly-owned subsidiary of the Company.

      1.14 Company SEC Documents. "Company SEC Documents" shall have the meaning set forth in Section 4.24.

      1.15 Confidentiality Agreement. "Confidentiality Agreement" shall have the meaning set forth in Section 3.6.

      1.16 Constituent Corporations. "Constituent Corporations" shall have the meaning set forth in the Introduction.

      1.17 Contracts. "Contracts" shall mean all of the contracts, agreements, and obligations of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the assets of the Company or any Subsidiary are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

      1.18 Control. "Control" (including the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

      1.19 DGCL. "DGCL" shall have the meaning set forth in Section 2.4.

      1.20 Dissenting Shares. "Dissenting Shares" shall mean shares of Company Common Stock which (i) dissent from the Merger in accordance with the provisions of Section 262 of DGCL and (ii) are held by Stockholders who have properly exercised and perfected appraisal rights under Section 262 of DGCL.

      1.21 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as in effect on the date hereof.

      1.22 Effective Time. "Effective Time" shall have the meaning set forth in
Section 2.5.

      1.23 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock ownership plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan, program or policy to provide retirement income, fringe benefits or other benefits to former or current employees and/or directors of the Company or any Subsidiary or an ERISA Affiliate as of the date hereof or as of the Closing (including, without limitation, any employee pension benefit plan, employee welfare plan or multi-employer plan, as each term is defined in ERISA).

      1.24 Environmental Claim. "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence or environmental release of any Hazardous Materials at any parcel of real property; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials.

      1.25 Environmental Laws. "Environmental Laws" shall mean any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations, as in effect on the date hereof, relating to pollution or protection of human health (including those parts of OSHA relating to Hazardous Materials) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental

Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, presence, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      1.26 Environmental Release. "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater .

      1.27 ERISA Affiliate. "ERISA Affiliate" shall mean a member of the controlled group with the meaning of Code Section 414(b) or (c) of which the Company is a member.

      1.28 Exchange Act. "Exchange Act" shall have the meaning set forth in
Section 2.1(a).

      1.29 Exchange Agent. "Exchange Agent" shall have the meaning set forth in
Section 2.12(a).

      1.30 Exchange Fund. "Exchange Fund" shall have the meaning set forth in
Section 2.12(a).

      1.31 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by the Company or any Subsidiary.

      1.32 Existing Liens. "Existing Liens" shall mean those Liens affecting any of the assets or properties of the Company or any Subsidiary.

      1.33 Existing Options. "Existing Options" shall mean any of the following relating to any capital stock or other equity interest of the Company, and as described in the Company Disclosure Letter: (a) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any Subsidiary is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of the Company to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of the Company, by sale, lease, license or otherwise; (b) rights to subscribe for or purchase any shares of the capital stock or other equity or phantom equity interests of the Company; (c) Contracts to which the Company or any Subsidiary is a party with respect to any right to purchase, put or call; or (d) stock appreciation rights, limited stock appreciation rights, performance shares or restricted stock of the Company.

      1.34 Existing Permits. "Existing Permits" shall mean those permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which the Company and its Subsidiaries have or hold.

      1.35 Expiration Date. "Expiration Date" shall have the meaning set forth in Section 8.3.

      1.36 Fully Diluted Basis. "Fully Diluted Basis" shall have the meaning set forth in Section 2.1(a).

      1.37 GAAP.  "GAAP" shall have the meaning set forth in Section 4.7(a).

      1.38 Governmental Entity. "Governmental Entity" shall have the meaning set forth in Section 4.15.

      1.39 HSR Act. "HSR Act" shall have the meaning set forth in Section
7.1(a).

      1.40 Hazardous Materials. "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") above regulated levels and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

      1.41 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the Company or any Subsidiary, whether primary or secondary or absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the Company or any Subsidiary.

      1.42 Indemnified Liabilities. "Indemnified Liabilities" shall have the meaning set forth in Section 6.2(b).

      1.43 Indemnified Party(ies). "Indemnified Party(ies)" shall have the meaning set forth in Section 6.2(b).

      1.44 Intangible Assets. "Intangible Assets" shall mean (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary software; and (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

      1.45 Investment. "Investment" by the Company shall mean (a) any equity, debt, preferred stock, partnership interest, participation or any other security of another Person that is beneficially owned by the Company or any Subsidiary;
(b) any loan or capital contribution by the Company or any Subsidiary to or in any other Person; (c) any guaranty of any obligation to pay money to the Company or any Subsidiary, or perform an obligation for or on behalf of the Company or any Subsidiary, of any other Person; and (d) any investments in any property or assets other than properties and assets acquired and used in the ordinary course of the business of the Company and its Subsidiaries.

      1.46 Joint Ventures. "Joint Ventures" shall mean the entities listed on
Section 1.47 of the Company Disclosure Letter.

      1.47 Knowledge. "Knowledge" shall mean the actual knowledge of the directors and executive officers of the Company.

      1.48 Law. "Law" shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

      1.49 Letter of Transmittal. "Letter of Transmittal" shall have the meaning set forth in Section 2.12(a).

      1.50 Lien. "Lien" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, encumbrance, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

      1.51 Material Adverse Effect. "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially adversely affected or would reasonably be expected to materially adversely affect the results of operations or financial condition of the Parent or the Company, in each case including its respective Subsidiaries together with it taken as a whole, as the case may be. In no event shall any of the following, considered alone without regard to any other effects, changes, events, circumstances or conditions, constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of the Parent's or the Company's securities between the date hereof and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either the Parent or the Company operates or arising from changes in general business or economic conditions, provided such effects, changes, events, circumstances or conditions do not disproportionately impact the Company and its Subsidiaries, unless the Company can establish that they arise solely and directly as a result of the armed hostilities in Kosovo, Republic of Yugoslavia; (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as the Company unless such effects, events, circumstances or conditions disproportionately impact the Company and its Subsidiaries; (iv) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions contemplated by this Agreement other than a breach of a representation or warranty pursuant to this Agreement which would occur except for clauses (iv) or
(v) of this definition of Material Adverse Effect; and (v) any effects, changes, events, circumstances or conditions resulting from actions taken by the Parent or the Company in order to comply with the terms of this Agreement other than a breach of a representation or warranty pursuant to this Agreement which would occur except for clauses (iv) or (v) of this definition of Material Adverse Effect.

      1.52 Merger. "Merger" shall have the meaning set forth in the Introduction.

      1.53 Merger Consideration. "Merger Consideration" shall have the meaning set forth in Section 2.11.

      1.54 Merger Sub. "Merger Sub" shall have the meaning set forth in the Introduction.

      1.55 Minimum Condition. "Minimum Condition" shall have the meaning set forth in Section 2.1(a).

      1.56 Offer.  "Offer" shall have the meaning set forth in Section 2.1(a).

      1.57 Offer Documents. "Offer Documents" shall have the meaning set forth in Section 2.1(b).

      1.58 Offer Price. "Offer Price" shall have the meaning set forth in
Section 2.1(a).

      1.59 Offer to Purchase. "Offer to Purchase" shall have the meaning set forth in Section 2.1(a).

      1.60 Optionholders. "Optionholders" shall mean all Persons holding the Existing Options.

      1.61 Parent. "Parent" shall have the meaning set forth in the Introduction.

      1.62 Parent-Provided Plan(s). "Parent-Provided Plan(s)" shall have the meaning set forth in Section 6.3(a).

      1.63 Pension Plan. "Pension Plan" shall mean the Employee Benefit Plan which is an employee pension benefit and which is subject to Title IV of ERISA (other than a multiemployer plan as defined in ERISA).

      1.64 Permitted Liens. "Permitted Liens" shall mean those of the Existing Liens that do not materially detract from the value of the property or assets of the Company subject thereto and do not materially impair the business or operations of the Company.

      1.65 Person. "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

      1.66 Proxy Statement. "Proxy Statement" shall have the meaning set forth in Section 2.15(b).

      1.67 Real Estate. "Real Estate" shall mean the parcels of real property owned or leased by the Company or any Subsidiary.

      1.68 SEC. "SEC" shall have the meaning set forth in Section 2.1(b).

      1.69 Schedule 14D-1. "Schedule 14D-1" shall have the meaning set forth in
Section 2.1(b).

      1.70 Schedule 14D-9. "Schedule 14D-9" shall have the meaning set forth in
Section 2.2(b).

      1.71 Special Meeting. "Special Meeting" shall have the meaning set forth in Section 2.15(a).

      1.72 Stockholders. "Stockholders" shall mean all Persons owning any shares of Company Common Stock.

      1.73 Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the Company directly or through one or more corporations which are themselves Subsidiaries.

      1.74 Superior Proposal. "Superior Proposal" shall have the meaning set forth in Section 3.4(b).

      1.75 Surviving Corporation. "Surviving Corporation" shall have the meaning set forth in Section 2.4.

      1.76 Systems. "Systems" shall have the meaning set forth in Section 4.29.

      1.77 Takeover Laws. "Takeover Laws" shall have the meaning set forth in
Section 4.28(a).

      1.78 Transactions. "Transactions" shall have the meaning set forth in
Section 2.2(a).

      1.79 Voting Debt. "Voting Debt" shall have the meaning set forth in
Section 4.2(c).

                                   ARTICLE 2

                                   THE MERGER

     2.1  The Offer.

          (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares of Company Common Stock (including the Company Preferred Rights) at a price of $20 per share of Company Common Stock, net to the seller in cash (such price, or any such higher price per share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of shares of Company Common Stock (excluding shares of Company Common Stock held in the Company's treasury) which represents at least a majority of the Company Common Stock outstanding on a Fully Diluted Basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto, and shall consummate the Offer in accordance with its terms ("Fully Diluted Basis" means issued and outstanding Company Common Stock and Company Common Stock subject to issuance under the Existing Options). The obligations of Merger Sub to accept for payment and to pay for any Company Common Stock validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. Merger Sub shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of shares of Company Common Stock sought, or amend any other condition of the Offer in any manner adverse to the holders of the Company Common Stock without the prior written consent of the Company; provided, however, that if on the initial scheduled expiration date of the Offer which shall be twenty business days after the date the Offer is commenced, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, Merger Sub shall extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act. Merger Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment Company Common Stock tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Company Common Stock tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding Company Common Stock, Merger Sub may extend the Offer two times for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

          (b) As soon as practicable on the date the Offer is commenced, Parent and Merger Sub shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1").

The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information furnished by the Company to Parent or Merger Sub, in writing, expressly for inclusion in the Offer Documents. The information supplied by the Company to Parent or Merger Sub, in writing, expressly for inclusion in the Offer Documents and by Parent or Merger Sub to the Company, in writing, expressly for inclusion in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) Each of Parent and Merger Sub will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Merger Sub will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Parent and Merger Sub will provide the Company and its counsel, in the form in which they are received, with any comments, whether written or oral, Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     2.2  Company Actions.

          (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has
(i) unanimously determined that each of the Agreement, the Offer and the Merger are fair to and in the best interests of the Stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and (iii) resolved to recommend that the Stockholders accept the Offer, tender their Company Common Stock thereunder to Merger Sub and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the good faith opinion of the Board of Directors, based upon the receipt of advice from outside independent legal counsel and after consultation with a nationally recognized investment bank, failure to withdraw, modify or amend such recommendation could violate the Board's fiduciary duties under applicable Law.

          (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the approval and recommendation of the Board referred to in Section 2.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or Merger Sub, in writing, expressly for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Merger Sub and their counsel, in the form in which they are received, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

          (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Merger Sub mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all recordholders of Company Common Stock as of a recent date, and shall furnish Merger Sub with such additional information (including, but not limited to, updated lists of Stockholders and their addresses, mailing labels and lists of security positions) and assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Merger Sub shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will, upon request of the Company, deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

      2.3 Directors.

          (a) Promptly upon the purchase of and payment for any Company Common Stock by Parent or any of its Subsidiaries which represents at least a majority of the outstanding Company Common Stock (on a Fully Diluted Basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the

Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock so accepted for payment bears to the total number of shares then outstanding. In furtherance thereof, the Company shall, upon request of Merger Sub, promptly either increase the size of its Board of Directors or secure the resignation of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors on each committee of the Company's Board of Directors. The Parent shall use its best efforts to cause the Company to have at least one independent director until the Effective Time, including, but not limited to retaining one of the Company's current directors.

          (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 2.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or Merger Sub will supply the Company and be solely responsible for any information provided by them in writing expressly for inclusion in the information sent to Stockholders with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 2.3 are in addition to and shall not limit any rights which the Merger Sub, Parent or any of their affiliates may have as a holder or beneficial owner of Company Common Stock as a matter of law with respect to the election of directors or otherwise.

      2.4 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law ("DGCL") at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall (i) be the surviving corporation in the Merger (in such capacity, the "Surviving Corporation"), (ii) succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL, and (iii) continue its corporate existence under the laws of the State of Delaware. The Merger shall be pursuant to the provisions of, and shall be with the effect provided in, the DGCL. In accordance with the DGCL, all of the rights, privileges, property, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.5 Effective Time; Filing of Certificate of Merger. Subject to the terms of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a properly executed Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective at the time of such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date or time as Merger Sub and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

     2.6 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL.

     2.7 Bylaws. At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the DGCL.

     2.8 Directors and Officers. At the Effective Time, the directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her death, resignation or removal or a successor is duly elected or appointed and qualified.

     2.9 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Constituent Corporation to take any and all such action.

     2.10 Time and Place of Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 375 Park Avenue, New York, New York on a date and at a time to be specified by the parties, which shall be no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article 7, or (ii) at such other place, at such other time or on such other date as the parties may mutually agree (the date of the Closing is hereinafter sometimes referred to as the "Closing Date").

     2.11  Conversion of Company Common Stock.

          (a) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, shares of Company Common Stock beneficially owned by Parent and Merger Sub, and shares of Common Stock held in the Company's treasury), shall, by virtue of the Merger and without any action on the part of the Company, the Parent, Merger Sub or the holder thereof, be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without any interest thereon ("Merger Consideration"), as soon as reasonably practicable after the surrender of the certificate(s) representing such Company Common Stock as provided in Section 2.12.

          (b) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation.

          (c)  Payments in respect of the Existing Options are provided for in
Section 2.18 below.

     2.12  Exchange of Shares.

          (a) Prior to the Effective Time, the Company shall appoint a Person that is reasonably acceptable to the Parent to act as the exchange agent hereunder (the "Exchange Agent") to receive in trust the funds to which Stockholders shall become entitled upon surrender of the certificates for exchange in accordance with this Section 2.12.

     As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a share certificate which immediately prior to the Effective Time represented outstanding Company Common Stock (other than Parent, the Company, any Subsidiary of Parent and any holder of Dissenting Shares): (1) a letter of transmittal (a "Letter of Transmittal") which shall (x) specify that delivery shall be effected, and risk of loss and title to each such certificate shall pass, only upon delivery of such certificates to the Exchange Agent, (y) contain a representation in a form reasonably satisfactory to the Parent as to the good and marketable title to the Company Common Stock held by such holder free and clear of any Lien, and (z) contain such other provisions as the Company and the Parent may reasonably specify; and (2) instructions to effect the surrender of such certificate(s) in exchange for a check in an amount equal to the Offer Price multiplied by the number of shares of Company Common Stock represented by such certificate(s).

     Parent shall cause Merger Sub to provide the Exchange Agent from time to time on behalf of the Stockholders, amounts in cash required to make prompt payment of the Merger Consideration provided for in Section 2.11(a) to the holder of such certificate(s). Parent shall provide to the Company prompt written notice of the provision of funds to the Exchange Agent.

     Thereafter (except as otherwise provided for in Section 2.12(c)), each holder of certificate(s) representing Company Common Stock may surrender such certificate(s) to the Exchange Agent and (subject to applicable abandoned property, escheat and similar laws) receive from the Exchange Agent in exchange therefor an amount equal to the product of (x) the Offer Price and (y) the number of shares of Company Common Stock represented by the certificate(s) so surrendered, without interest, but such holder shall have no rights whatsoever against the Surviving Corporation.

     Upon the surrender of any such certificate(s) to the Exchange Agent, the Exchange Agent shall promptly surrender such certificate(s) to the Surviving Corporation for cancellation.

          (b) If the consideration payable for any Company Common Stock is to be delivered to a person other than the person in whose name the certificate(s) representing such Company Common Stock is registered, it shall be a condition of such delivery that the certificate(s) so surrendered shall be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such certificate, and shall otherwise be in proper form for transfer, and that the person requesting such delivery shall pay to the Exchange Agent or the Surviving Corporation, as the case may be, any transfer or other taxes required by law as a result of such delivery to a person other than the record holder of the certificate(s) surrendered or shall establish to the Exchange Agent's and the Surviving Corporation's reasonable satisfaction that such tax has been paid or is not payable.

          (c) From and after one (1) year following the Closing Date, any Stockholders who have not theretofore complied with Section 2.12(a) shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration, subject in all events to all applicable escheat and other similar laws.

          (d) Until surrender as contemplated by this Section 2.12, certificate(s) representing Company Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the Merger Consideration as specified in this Agreement.

          (e) No interest shall accrue or be payable with respect to any amounts which any Stockholder or Optionholder shall be entitled to receive pursuant to this Agreement. The Exchange Agent shall be authorized to pay the Merger Consideration attributable to any certificate(s) representing Company Common Stock which has been lost or destroyed upon receipt of evidence of ownership of the Company Common Stock represented thereby and of appropriate indemnification and/or bond in each case reasonably satisfactory to the Company or the Surviving Corporation, as the case may be (but no bond shall be required in cases of 25 shares or less).

          (f) Neither the Exchange Agent nor any party to this Agreement shall be liable to any Stockholder or Optionholder for any Company Common Stock, any Existing Options, the Offer Price, the Merger Consideration, or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (g) The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder or Optionholder such amounts as the Company reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder or Optionholder in respect of which such deduction and withholding was made by the Exchange Agent.

     2.13 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the surrender of the certificate(s) representing the Company Common Stock in exchange for the Merger Consideration with respect to each share of Company Common Stock or the perfection of appraisal rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of shares of Company Common Stock shall cease to have any rights as a stockholder of the Company, and no transfer of shares of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation. Each share of Company Common Stock held in the Company's treasury or held by Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.

     2.14 Dissenters' Rights. Shares of Company Common Stock which immediately prior to the Effective Time are held by Stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") shall, if required by the DGCL, but only to the extent required thereby, not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be Dissenting Shares. The Company shall give the Parent, Merger Sub and the Exchange Agent prompt notice of any claim by a Stockholder for payment of fair value for Dissenting Shares as provided in Section 262 of the DGCL. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent and Merger Sub, make any payments with respect to, or settle or offer to settle, any such demands.

      2.15 Special Meeting of Stockholders.

          (a) If required by applicable law in order to consummate the Merger, the Company agrees to take all steps necessary to cause a special meeting of the Stockholders (the "Special Meeting") to be duly called, noticed, convened and held as soon as practicable following the acceptance for payment and purchase of shares of Company Common Stock by the Parent or its affiliates pursuant to the Offer for the purpose of voting to approve this Agreement and the Merger. In connection with the Special Meeting, the Board of Directors of the Company shall, subject to the Board's fulfillment of its fiduciary duties under applicable Law, unanimously recommend to the Stockholders that the Stockholders vote in favor of the approval of this Agreement and the Merger.

          (b) In connection with the Special Meeting, the Company agrees to promptly prepare and cause to be filed with the SEC and mailed to the Stockholders a notice of the Special

Meeting and a definitive proxy statement (the "Proxy Statement") and shall cause such notice to be mailed no later than the time required by applicable Law and the certificate of incorporation and bylaws of the Company. The Parent and Merger Sub agree to provide the Company with any information for inclusion in the Proxy Statement (or any amendments or supplements thereto) which is required by applicable Law or which is reasonably requested by the Company. The Company shall consult with the Parent and Merger Sub with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford the Parent and Merger Sub reasonable opportunity to comment thereon prior to its finalization. If, at any time prior to the Special Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement which should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly notify in writing the Parent and Merger Sub of such event. In such case, the Company, with the cooperation of the Parent and Merger Sub, will promptly prepare and mail such amendment or supplement and the Company shall consult with the Parent and Merger Sub with respect to such amendment or supplement and shall afford the Parent and Merger Sub reasonable opportunity to comment thereon prior to such mailing. The Company agrees to notify the Parent and Merger Sub at least three (3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the Stockholders.

          (c) The Parent agrees that if any event with respect to the Parent, Merger Sub or their officers or directors shall occur which is required to be described in an amendment or supplement to the Proxy Statement or any other filing with the SEC that may be required in connection with this Agreement, the Merger and all matters related thereto, the Parent will promptly inform the Company thereof and the Company will cause such event to be so described and such amendment or supplement to be promptly filed with the SEC and, as required by law, disseminated to the Stockholders; provided, however, that prior to such filing or mailing the Company shall consult with the Parent and Merger Sub with respect to such amendment, supplement or other filing and shall afford the Parent and Merger Sub a reasonable opportunity to comment thereon.

     2.16 Merger Without Meeting of Stockholders. Notwithstanding Section 2.15 hereof, in the event that Parent, Merger Sub and any other Subsidiaries of Parent shall acquire in the aggregate at least 90% of the Company Common Stock, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article 7 hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     2.17 Reasonable Best Efforts. So long as this Agreement has not been terminated, the Company, Parent and Merger Sub shall: (i) promptly make their respective filings and thereafter make any other submissions required under all applicable laws with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and (ii) use their respective reasonable best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Offer and the Merger as provided for in this Agreement.

     2.18 Existing Options.

          (a) As of the Effective Time, each Existing Option other than the Company Preferred Shares which is outstanding at the Effective Time will be exchanged for, and the holders of each such Existing Option will be entitled to receive at the Closing (or thereafter, if necessary) upon surrender of such Existing Option for cancellation, cash equal to (i) the product of (a) the positive difference, if any, between the Offer Price less the exercise price of each such Existing Option, multiplied by (b) the number of shares of Company Common Stock covered by such Existing Option. Notwithstanding the foregoing, from and after the Effective Time each holder of Company Preferred Shares shall have the right to convert its Company Preferred Shares only into the amount of cash provided for by the terms of the Company Preferred Shares after giving effect to any adjustment in the conversion price provided for by such terms, which the Company hereby acknowledges and represents shall be $26.40 per Company Preferred Share.

          (b) The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or Merger Sub, to beneficially own shares of Surviving Corporation or Parent or receive any payments (other than as set forth in Section 2.18(a)) in respect of such options, warrants, rights or agreements. The Company shall take all actions necessary to terminate each plan with respect to Existing Options as of the Effective Time.


                                   ARTICLE 3

                                OTHER AGREEMENTS

     3.1 Access. Subject to the provisions of the Confidentiality Agreement referred to in Section 3.6 below, and so long as this Agreement has not been terminated as herein provided, upon reasonable request, the Company shall grant to Parent, Merger Sub and their agents, accountants, attorneys and other advisers reasonable access during normal business hours to the properties, facilities, books, records, financial statements and other documents and materials of the Company and its Subsidiaries. In addition, the Company shall confer and consult with representatives of Parent, as Parent may reasonably request, to report on operational matters, financial matters and the status of ongoing business operations of the Company.

     3.2 Company Disclosure Letter. The Company has delivered to Parent the Company Disclosure Letter as provided in Article 4. The Company Disclosure Letter shall be signed by the President and the Secretary of the Company and shall state that such Company Disclosure Letter was delivered pursuant to this Agreement and that such Company Disclosure Letter is the Company Disclosure Letter referred to in this Agreement. The Company Disclosure Letter is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

     3.3 Deliveries of Information. From time to time after the date of this Agreement and prior to the Closing Date (unless this Agreement is terminated), the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed by the Company or received by the Company after the date of this Agreement pursuant to the requirements of federal or state securities Laws promptly after such documents are available.

     3.4  Acquisition Proposals.

          (a) The Company agrees that, as of the date hereof, it, its Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. Prior to the Effective Time, the Company agrees that neither it, any of its Affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or encourage (including by way of furnishing or disclosing non-public information) any Acquisition Transaction or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or which may cause the Board to withdraw, modify or amend its recommendation that the Stockholders accept the Offer, tender their Company Common Stock to Merger Sub or approve and adopt the Agreement and the Merger; provided, however, that the Company may, in response to a bona fide unsolicited proposal from a third party regarding an Acquisition Transaction, (x) furnish information to and engage in discussions and negotiations with such third party (subject to such third party entering into a confidentiality agreement with the Company containing terms substantially similar to the Confidentiality Agreement (as defined herein)), but only if the Board of Directors of the Company reasonably determines in good faith, after consultation with its outside independent counsel and a nationally recognized investment bank, that such unsolicited proposal could reasonably lead to a Superior Proposal and that failing to take such action could violate the Board's fiduciary duties under applicable Law and (y) take and disclose to the Stockholders any proposal, and make related filings with the SEC, as required by Rule 14e-3 and 14d-9 under the Exchange Act. Any violation of this Section 3.4 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, or otherwise, shall be deemed to be a breach of this Section 3.4 by the Company. As used herein, "Acquisition Transaction" means any inquiries or the making of any proposal other than by Parent or any of its Affiliates with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary or with respect to the acquisition of beneficial ownership of all or any significant part of the assets or capital stock of the Company (including assets held by, or shares of, Subsidiaries). As used herein, "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Company Common Stock that is on terms that the Board reasonably determines in good faith, after consultation with its outside independent legal counsel and a nationally recognized investment bank, would result in a transaction, if consummated, that is more favorable to the Stockholders from a financial point of view than the Offer and the Merger.

          (b) The Company agrees to advise Parent promptly (within 24 hours in the case of written inquiries or proposals, and otherwise within 48 hours) of
(x) the existence of any inquiries or proposals (or desire to make a proposal) received by (or indicated to) it after the date hereof, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than Parent and its representatives) with respect to an Acquisition Transaction, and (y) the material terms thereof (including the identity of such Person). If the Company engages in discussions or negotiations with respect to any such Acquisition Proposal thereafter in accordance with clause (x) above, the Company shall keep Parent and Merger Sub informed on a timely basis as to such discussions and negotiations and the material terms being discussed or negotiated.

     3.5 Public Announcements. Any public announcement made by or on behalf of either Parent or the Company prior to the termination of this Agreement pursuant to Article 8 hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between the Company and Parent and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld), subject to either party's obligations under applicable Law or stock exchange listing requirements or rules (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).

     3.6 Confidentiality Agreement. The Company and Parent agree that the Confidentiality Agreement entered into between the Company and the Parent, dated November 30, 1998 (the "Confidentiality Agreement") remains in effect, but shall at the Effective Time be deemed to have terminated without further action by the parties.

     3.7  Regulatory and Other Approvals.

          (a) Subject to the terms and conditions herein provided, the Company will (i) take all steps necessary or reasonably desirable, and proceed diligently and in good faith and use its reasonable best efforts to obtain all approvals required by any Contract to consummate the transactions contemplated hereby, (ii) take all steps necessary or reasonably desirable, and proceed diligently and in good faith and use its reasonable best efforts to obtain all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Company or any Subsidiary to permit the Company to consummate the transactions contemplated hereby, (iii) provide such other information and communications to such governmental and regulatory authorities as such authorities may reasonably request, and (iv) cooperate with Parent in obtaining all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of Parent to consummate the transactions contemplated hereby.

          (b) The Company and Parent will (i) take all reasonable actions necessary to file as soon as practicable, notifications under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) request early termination of the applicable waiting period, and
(iv) take all reasonable actions necessary to comply with any applicable European Union antitrust laws.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter dated as of the date hereof delivered to the Parent by the Company pursuant to, and as an integral part of, this Agreement (the "Company Disclosure Letter"), which identifies the Section and Subsection numbers hereof to which the disclosures pertain, as follows:

     4.1  Organization; Business.

          (a) Organization. Each of the Company and its Subsidiaries, and to the Company's knowledge, each of the Joint Ventures, is a corporation or similar entity duly and validly organized and existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and is qualified to do business as a foreign corporation or similar entity and in good standing in the jurisdictions where the ownership, leasing or operation of property or the conduct of its business requires its qualification as a foreign corporation or similar entity except where the failure to so qualify would not have a Material Adverse Effect on the Company.

          (b) Powers. The Company and each of its Subsidiaries has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its current assets and properties.

     4.2  Capitalization.

          (a) Capital Stock. The authorized capital stock of the Company consists of (i) 25,000,000 shares of common stock, par value $0.50 per share, of which 8,688,294 shares are issued and outstanding as of the date hereof and none are held in treasury and (ii) 1,000,000 shares of preferred stock having such rights and preferences as the Board of Directors may designate, none of which are outstanding as of the date hereof. Section 1.34 of the Company Disclosure Letter sets forth all of the Existing Options and the number of shares of Company Common Stock which are issuable in respect of the Existing Options.

          (b) Issuance; Ownership. All of the outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. Section 4.2(b) of the Company Disclosure Letter contains a complete list of the Company's Subsidiaries. Except as set forth in Section 4.2(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock of each of the Company's Subsidiaries and to the Company's knowledge, each of the outstanding shares of capital stock of the Joint Ventures beneficially owned directly or indirectly by the Company is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all Liens. Except for the Company's Existing Options, the Company Preferred Rights, and the Company Preferred Shares, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company and there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as provided in the Joint Venture agreements previously provided to Parent and Merger Sub, to the Company's knowledge, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of any of the Joint Ventures. Except as set forth in Section 4.2(b) of the Company Disclosure Letter, to the knowledge of the Company, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

          (c) Voting Debt. As of the date of this Agreement, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote under ordinary circumstances ("Voting Debt") are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

          (d) Listings. The Company Common Stock and the Company Preferred Shares are listed for trading on the Nasdaq National Market; the Company's 9 7/8% Senior Notes due 2005, and 10 1/8% Senior Notes due 2007 are listed for trading on the New York Stock Exchange. Except as set forth in the preceding sentence, the Company's securities are not listed or quoted, for trading on any U.S. domestic or foreign securities exchange.

     4.3 Authorization; Enforceability. The execution, delivery and performance by the Company of this Agreement are within the corporate power and authority of the Company and have been duly authorized by the Board of Directors of the Company. Except for the approval of the Stockholders as required by Law and the Company's Certificate of Incorporation, and as described in Section 4.23 hereof, no other corporate proceeding or action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is, and each of the other documents and instruments required by this Agreement to be executed and delivered by the Company will be when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     4.4 No Violation or Conflict. Subject to the receipt of the clearance or expiration or termination of the waiting period described in Section 7.1(a), the execution and delivery of this Agreement by the Company and all documents and instruments required by this Agreement to be executed and delivered by the Company do not, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby and the Company's compliance with the provisions hereof will not, (i) except as disclosed in Section 4.4 of the Company Disclosure Letter, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the loss by the Company or any Subsidiary or to the Company's knowledge, any of the Joint Ventures, of a material benefit or provide any third party with any material benefit under, any Contract of the Company or its Subsidiaries or to the Company's knowledge, any of the Joint Ventures, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries or to the Company's knowledge, any of the Joint Ventures, (ii) result in any violation of any provision of the Certificate of Incorporation or Bylaws of the Company or the charter documents of its Subsidiaries or to the Company's knowledge, any of the Joint Ventures,
(iii) violate any Existing Permits of the Company or its Subsidiaries or to the Company's knowledge, any of the Joint Ventures, or any Law applicable to the Company or its Subsidiaries or to the Company's knowledge, any of the Joint Ventures, or its properties or assets, other than, in the case of clauses (i) and (iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or would not affect adversely the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

     4.5 Title to Assets. Each of the Company and its Subsidiaries, and, to the Company's knowledge, each of the Joint Ventures owns fee simple or valid leasehold (as the case may be) title to its Real Estate and has valid title to its other tangible assets and properties necessary for the conduct of its business, free and clear of any and all Liens, except for its Permitted Liens or liens listed on Section 4.5 of the Company Disclosure Letter.

     4.6 Litigation. Except as set forth in Section 4.6 of the Company Disclosure Letter, (a) there are no actions, suits, claims, litigation, or proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or to the Company's knowledge with respect to any of the Joint Ventures that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (b) there are no such actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries or to the Company's knowledge with respect to any of the Joint Ventures which question the legality or validity of the Merger and the other transactions contemplated by this Agreement; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or its Subsidiaries or to the Company's knowledge, any of the Joint Ventures, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     4.7  Books and Records; Company Financial Statements.

          (a) Audited Company Financial Statements. The Company Financial Statements comply in all respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the applicable generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated therein). The Company Financial Statements fairly present the consolidated financial position of the Company and its Subsidiaries and to the Company's knowledge, the Joint Ventures, as of the date set forth on each of such Company Financial Statements and the consolidated results of operations and cash flows of the Company and its Subsidiaries and to the Company's knowledge, the Joint Ventures, for the periods indicated on each of the Company Financial Statements.

          (b) Unaudited Company Financial Statements. Those consolidated financial statements which are unaudited and contained in the Company SEC Documents fairly present the consolidated financial position of the Company and its Subsidiaries and to the Company's knowledge, the Joint Ventures, as of the date set forth on each of such consolidated financial statements and the consolidated results of operations and cash flows of the Company and its Subsidiaries and to the Company's knowledge, the Joint Ventures, for the periods indicated on each of such consolidated financial statements in accordance with GAAP applied on a consistent basis throughout the periods involved except that such unaudited consolidated financial statements do not reflect normal and recurring year-end adjustments and other adjustments described therein and do not contain footnote disclosure of the type associated with audited financial statements.

          (c) Accounting Records. The accounting books and records of the Company and each of its Subsidiaries and to the Company's knowledge, the Joint
Ventures: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties, assets and liabilities of the Company and its Subsidiaries and the Joint Ventures.

          (d) Undisclosed Liabilities. There is no material indebtedness, obligation or liability (whether absolute or contingent) of the Company or any of its Subsidiaries and to the Company's knowledge, the Joint Ventures, except for (i) liabilities reflected or reserved for in the Consolidated Balance Sheet for the year ended December 31, 1998 included in the Company Financial Statements or (ii) liabilities or obligations incurred in the ordinary course, consistent with past practice, from January 1, 1999 until the date hereof.

     4.8  Absence of Certain Changes.

          Except as described in Section 4.8 of the Company Disclosure Letter, since December 31, 1998 there has not been any:

          (a)  Material Adverse Effect;

          (b) transactions by the Company or its Subsidiaries outside the ordinary course of business of the Company or its Subsidiaries, or, to the knowledge of the Company, any of the Joint Ventures, except for the transactions contemplated by this Agreement;

          (c) declaration, setting aside or payment of any dividend or any distribution in respect of the capital stock of the Company or its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company or any Subsidiary;

          (d) payments or distributions, to the Stockholders as such, other than normal salaries, and except for transactions in the ordinary course of business upon commercially reasonable terms of the Company, to any Affiliate of the Company;

          (e) tax elections, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company or its Subsidiaries;

          (f) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (g) any incurrence, assumption or guarantee by the Company or any Subsidiary of any Indebtedness in excess of $3.0 million as to any single item or $10.0 million in the aggregate, or any foreign currency, hedging, financial derivative or similar transactions, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (h) the making by the Company or any Subsidiary of any Investment;

          (i) any transaction or any agreement entered into, by the Company or any Subsidiary or, to the knowledge of the Company, any of the Joint Ventures relating to its assets or business (including the acquisition or disposition of assets) or any relinquishment by the Company or any Subsidiary or any Joint Venture of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (j) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP or in Regulation S-X promulgated under the Exchange Act;

          (k) any grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, increase in benefits payable under any existing severance or termination pay policies or employment agreements, entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, or increases in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary (other than any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice);

          (l) any cancellation, termination, lapse, assignment or other loss of any material permits, licenses, approvals, qualification, authorizations or registrations held by the Company or any Subsidiary or, to the knowledge of the Company, any of the Joint Ventures or any notification to the Company or any Subsidiary or, to the knowledge of the Company, any of the Joint Ventures that any permit, license, approval, qualification, authorization or registration will not be extended beyond its expiration date in effect on the date hereof except for any such occurrence that would not cause a Material Adverse Effect;

          (m) any capital expenditure by the Company or its Subsidiaries (or series of related capital expenditures) either involving more than $6.0 million (unless such expenditure is identified in the current business plan of the Company or its Subsidiary) or outside the ordinary course of business;

          (n) any material damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to its tangible property of the Company or any Subsidiary or, to the knowledge of the Company, any of the Joint Ventures;

          (o) neither the Company nor its Subsidiaries have adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other similar plan for the benefit of any of its directors, officers or employees; or

          (p) any agreement or binding commitment by the Company or any Subsidiary or, to the knowledge of the Company, any of the Joint Ventures relating to any of the foregoing.

     4.9 Performance of Contracts. Each of the material Contracts of the Company and its Subsidiaries is in full force and effect and constitutes the legal and binding obligation of the Company or its Subsidiaries and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto. Except as disclosed in Section 4.9 of the Company Disclosure Letter, there are no existing breaches or defaults by the Company or its Subsidiaries under any such Contract the effect of which could constitute a Material Adverse Effect on the Company, and, to the knowledge of the Company, no event has occurred or state of circumstances or facts exists which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

     4.10 Insurance. Section 4.10 of the Company Disclosure Letter lists all of the Existing Insurance Policies of the Company and its Subsidiaries and all outstanding claims against such Existing Insurance Policies. Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination of, or material premium increase with respect to, any such Existing Insurance Policy. All such Existing Insurance Policies provide adequate insurance coverage for the assets and properties of the Company and its Subsidiaries necessary for the conduct of its business as currently being conducted.

     4.11 Employee Benefit Plans. Except as disclosed in Section 4.11 of the Company Disclosure Letter for the six-calendar year period prior to and including the calendar year in which the Closing Date occurs:

          (a) Employee Benefit Plans. Neither the Company nor any ERISA Affiliate maintains or contributes to, any Employee Benefit Plan. Each Employee Benefit Plan that is subject to ERISA or the Code is in substantial compliance with ERISA and the Code. True and complete copies of all Employee Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Employee Benefit Plans, and all amendments thereto have been provided or made available to Parent. Each Pension Plan which is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) or will be filed with the Internal Revenue Service with a request for a determination letter on or prior to the end of the applicable remedial amendment period and, to the knowledge of the Company, there are no facts which would adversely affect the tax qualified status of any Pension Plan.

          (b) ERISA; Code. There is no accumulated funding deficiency, within the meaning of Section 302 of ERISA or Section 412 of the Code, in connection with a Pension Plan. No reportable event, as defined in ERISA (other than reportable events for which the 30-day notice requirement has been waived), has occurred in connection with a Pension Plan. Neither the Company nor any ERISA Affiliate is contributing to, nor has any such party incurred any liability with respect to, any multi-employer plan, as defined in Section 3(37) of ERISA.

          (c) Compliance. Neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Pension Plan or any terminated or frozen single employer Pension Plan within the meaning of Section 4001(a)(15) of ERISA; no proceedings have been instituted to terminate any Pension Plan; and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability to or on account of a Pension Plan.

          (d) Funding. As of December 31, 1999, the current value of the assets of each Pension Plan exceeds the accumulated benefit obligation for the Pension Plan as defined under FASB No. 87 (as amended by statement 132); and all contributions or other amounts payable by the Company as of the Effective Time with respect to each of its Employee Benefit Plans in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company. There are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto and neither the Company nor any Subsidiary has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (e) Other Plan Obligations. To the knowledge of the Company, neither the Company nor any ERISA Affiliate, nor any of its Employee Benefit Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any of its Employee Benefit Plans, any such trust, or any trustee or administrator thereof, or any party dealing with any of its Employee Benefit Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. No Employee Benefit Plan of the Company provides death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law or
(ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA.

Subject to requirements in a collective bargaining agreement, under the terms of the Employee Benefit Plans, the Company or any Subsidiary may amend or terminate any such Employee Benefit Plan at any time without incurring any liability thereunder. The consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of the Company or any Subsidiary to severance pay; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Employee Benefit Plans; or (iii) result in any breach or violation of, or a default under, any of the Employee Benefit Plans. All Employee Benefit Plans covering current or former non-U.S. employees comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

     4.12 Brokers' and Finders' Fees. Except for fees to be paid to Salomon Smith Barney Inc., the Company has not incurred any brokers', finders', investment bankers' or any similar fee in connection with the transactions contemplated by this Agreement. A true, correct and complete copy of the engagement letter between the Company and Salomon Smith Barney Inc. has been made available to Parent.

     4.13 Taxes.

          (a) Tax Returns. For all years for which the applicable statutory period of limitations has not expired, the Company and each of its Subsidiaries has timely and properly filed, and will through the Closing Date timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or will be required to be filed and all such tax returns are or will be true and complete in all material respects. The Company and each of its Subsidiaries has paid all taxes shown on such returns (including interest and penalties) and withholding amounts owed by the Company and each of its Subsidiaries except where the failure to do so would not cause a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have made adequate provisions or reserves for any accrued taxes that are not yet due and payable. No material tax deficiencies have been proposed or assessed against the Company or its Subsidiaries. To the knowledge of the Company, no issue has been raised in any prior tax audit of the Company or its Subsidiaries which, by application of the same or similar principles, could reasonably be expected, upon a future tax audit of the Company or its Subsidiaries to result in a proposed deficiency for any period and which deficiency would have a Material Adverse Effect on the Company. Except as disclosed in Section 4.13 of the Company Disclosure Letter, the Company is not liable for any taxes attributable to any other Person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

          (b) Audits. Except as disclosed on Section 4.13 of the Company Disclosure Letter, the Company and each of its Subsidiaries have not consented to any extension of the statute of limitations with respect to any open federal, state or local tax returns.

          (c) Liens. There are no tax Liens upon any property or assets of the Company necessary for the conduct of its business as currently being conducted, except for Liens for current taxes not yet due and payable, and except for such claims which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (d) Deliveries. The Parent has had the opportunity to review correct and complete copies of all tax returns and reports of the Company filed for all periods not barred by the applicable statute of limitations through the date hereof. Except as disclosed in Section 4.13 of the Company Disclosure Letter, no examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, the Company has not received written notice that any such examination or audit is planned.

          (e) Withholding Taxes. The Company has properly withheld and timely paid substantially all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file would not have a Material Adverse Effect.

          (f) Other Representations. The Company has not and will not make any elections under Section 341(f) of the Code and, except as shown in Section 4.13 of the Company Disclosure Letter, has and will not be subject to Section 280G of the Code.

     4.14 Real Estate. Except as set forth in Section 4.14 of the Company Disclosure Letter, the Real Estate: (a) constitutes all real property and improvements leased or owned by the Company or any Subsidiary; and (b) is not subject to any leases, tenancies, encumbrances or encroachments of any kind except for Permitted Liens.

     4.15 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency (a "Governmental Entity") is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer or the consummation by the Company of the Merger or the other transactions described herein, except for: (a) the approvals or filings in connection with (i) the HSR Act as described in Section 7.1(a) and (ii) the Exchange Act, including, without limitation, filing the Proxy Statement with the SEC; (b) the filing of the Certificate of Merger as described in this Agreement; and (c) such other permissions, approvals, determinations, consents, waivers, declarations, filings, or registrations that are not material and that would not materially impair the Company's ability to consummate the Merger and the other transactions contemplated hereby.

     4.16 No Pending Acquisitions. Except for this Agreement and previously executed confidentiality agreements, the Company is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition Transaction.

     4.17 Labor Matters.

          (a) Employment Claims. Except as set forth in Section 4.17 of the Company Disclosure Letter, there is no present or former employee of the Company or any of its Subsidiaries who has any claim against the Company or any of its Subsidiaries (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent Company Financial Statements; except where such claims, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (b) Labor Disputes. Except as disclosed in Schedule 4.17 of the Company Disclosure Letter, (i) there are no pending and unresolved material claims by any Person against the Company or any of its Subsidiaries arising out of any statute, ordinance or regulation relating to unfair labor practices, discrimination toward employees or in employment practices, or occupational or safety and health standards; (ii) there is no pending, nor has the Company or any of its Subsidiaries experienced any, material labor dispute, strike or organized work stoppage; (iii) to the knowledge of the Company, there is no threatened material labor dispute, strike or organized work stoppage against the Company or any of its Subsidiaries or (iv) the Company is not subject to a proceeding seeking to compel it to bargain with any labor union or labor organization.

          (c) Union Matters. Except as disclosed in Section 4.17 of the Company Disclosure Letter, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement; (ii) to the knowledge of the Company, no union organizing activities are in process or have been proposed or threatened involving any employees of the Company or any of its Subsidiaries; and (iii) no petitions have been filed or, to the knowledge of the Company, have been threatened or proposed to be filed, for union organization or representation of employees of the Company or any of its Subsidiaries not presently organized.

     4.18 Existing Permits and Violations of Law. The Company and each of its Subsidiaries and to the Company's knowledge, the Joint Ventures, have all licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law and required for the conduct of the business of the Company and its Subsidiaries and the Joint Ventures as currently conducted, except where the failure to have the same would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. No action or proceeding is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any material Existing Permits of the Company or its Subsidiaries or the Joint Ventures. The business of the Company and its Subsidiaries and to the Company's knowledge, the Joint Ventures, is not being conducted in violation of any applicable Law, except for such violations which would not have a Material Adverse Effect on the Company and except for such violations of any Environmental Law set forth on Section
4.22 of the Company Disclosure Letter. No Governmental Entity has notified the Company or any Subsidiary or to the Company's knowledge, the Joint Ventures, of the Company of its intention to conduct an investigation or review with respect to the Company or any Subsidiary of the Company or the Joint Ventures other than, in each case, those which would not have a Material Adverse Effect on the Company.

     4.19 Warranty or Other Claims. No product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease. Except as set forth in Section 4.19 of the Company Disclosure Letter, there are no existing or, to the knowledge of the Company, threatened claims or any facts upon which a claim could be based, against the Company, any of its Subsidiaries or any of the Joint Ventures for services or merchandise which are defective or fail to meet any service or product warranties which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.20 Intangible Assets. Section 4.20 of the Company Disclosure Letter contains a complete list identifying each patent which is owned or licensed by the Company or any of its Subsidiaries. Except as set forth in Section 4.20 of the Company Disclosure Letter, (i) there are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or its Subsidiaries or any of the Joint Ventures to use any Intangible Assets currently used by it in the operation of its business, except where such claims, individually or in the aggregate, would not have a Material Adverse Effect on the Company; (ii) each trademark registration, service mark registration, copyright registration and patent which is owned by the Company or its Subsidiaries, has been maintained in good standing and which is licensed to the Company or its Subsidiaries, to the Company's knowledge, has been maintained in good standing except where the failure to so maintain would not have a Material Adverse Effect on the Company;
(iii) there are no Intangible Assets owned by a Person which the Company or its Subsidiaries or, to the knowledge of the Company, any of the Joint Ventures is using without license to do so, except where the failure to possess such license could not reasonably be expected to have a Material Adverse Effect on the Company; (iv) to the Company's knowledge, the Company and each of its Subsidiaries and the Joint Ventures own or possess adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted, except where the failure to possess such licenses could not reasonably be expected to have a Material Adverse Effect on the Company; and (v) to the Company's knowledge, the consummation of the Merger and the other transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company or its Subsidiaries or, to the knowledge of the Company, any of the Joint Ventures to use the Intangible Assets currently used by it in the operation of its business except, in each case, where the impairment would not have a Material Adverse Effect on the Company.

     4.21 Customers and Suppliers. Since December 31, 1998, there has been no termination, cancellation or curtailment of the business relationship of the Company with any customer or supplier or group of affiliated customers or suppliers which would result in a Material

Adverse Effect, and the Company has not received written notice of any such termination, cancellation or curtailment.

     4.22 Environmental Protection. Except as set forth in Section 4.22 of the Company Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries and to the Company's knowledge, each of the Joint Ventures: (i) is in compliance with all applicable Environmental Laws; and
(ii) has not received any Environmental Claim or any communication (written or oral), from a governmental authority or third party that alleges that the Company or any current or former Affiliate of the Company is not in compliance with applicable Environmental Laws; (iii) has not owned or operated any property that is contaminated with any Hazardous Material which may be expected to require remediation under any Environmental Law; (iv) is not subject to liability for any off-site disposal or contamination; and (v) is not subject to any other circumstances in connection with any Environmental Law that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the business or the ownership, use or transfer of any property.

     4.23 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and this Agreement.

     4.24 SEC Reports. The Company has filed with the SEC true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing.

     4.25 Content of Proxy Statement. The Proxy Statement, if any (or any amendment thereof or supplement thereto), will, at the date mailed to the Stockholders and at the time of the Special Meeting to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.26 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Salomon Smith Barney Inc., its financial advisor, to the effect that, as of the date of this Agreement, the cash consideration to be received in the Offer and the Merger by the Stockholders (other than Parent and its Affiliates), based upon and subject to the assumptions and limitations set forth in such opinion, is fair to such Stockholders from a financial point of view.

     4.27 Certain Agreements. Except as set forth in Section 4.27 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the consummation of the Merger or any of the other transactions contemplated by this Agreement. Except as described in Section 4.27 of the Company Disclosure Letter, the Merger and the other transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, any Contract to which the Company or any of its Subsidiaries is a party, other than Contracts which are not Contracts with directors, officers or employees of the Company or any Subsidiary and which have been entered into in the ordinary course and are not material. Except as set forth in Section 4.27 of the Company Disclosure Letter, there are no amounts payable by the Company to any officers of the Company (in their capacity as officers) as a result of the Merger or the other transactions contemplated by this Agreement.

     4.28 Takeover Law; Company Rights Agreement.

          (a) The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger and the other transactions contemplated hereby from, and this Agreement is exempt from, the requirements of all anti-takeover Laws and regulations (collectively, "Takeover Laws") that apply or may purport to apply to the Offer and the Merger, including, without limitation, Section 203 of DGCL.

          (b) The Company has (i) duly entered into an appropriate amendment to the Company Rights Agreement and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the ability of any Person to exercise any Company Preferred Rights under the Company Rights Agreement or enable or require the Company Preferred Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, and the Company Rights Agreement, as so amended, has not been further amended or modified. In particular, the Company has taken all actions necessary under the Rights Agreement, so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of any of the transactions contemplated hereby shall not cause (i) Parent and/or Merger Sub or their respective Affiliates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless this Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Shares Acquisition Date, or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of shares of Company Common Stock acquired pursuant to the Offer, Merger or other transactions contemplated by this Agreement.

     4.29 Year 2000 Compliance. Except as set forth on Schedule 4.29 of the Company Disclosure Letter or as would not result in a Material Adverse Effect,
(i) all functions including, without limitation, date-reliant (which includes year-reliant) functions of the information and business systems of the Company and its Subsidiaries (collectively, the "Systems") are capable of continuing to operate up to, during and after the year 2000, (ii) neither the performance nor functionality of the Systems will be affected by any changes to the field configuration which contains the date information within any part of the System caused by the advent of the year 2000, and (iii) the Systems will perform consistent with past performance and there shall be no faults in the processing of dates and date-dependent information or data including, without limitation, in calculations, comparisons and sequencing of information or data. Schedule
4.29 of the Company Disclosure Letter sets forth, with respect to any exception, the nature of such exception in detail, including the nature of the problem, the nature of the steps undertaken and planned, and the Company's good faith estimate of the cost to correct such problem and its projection of a date for project completion.

     4.30 Approval by Disinterested Directors. A majority of the Company's Disinterested Directors (as defined in the Company's Restated Certificate of Incorporation, as amended) have approved the Merger.


                                   ARTICLE 5

                 REPRESENTATIONS OF THE PARENT AND MERGER SUB

     The Parent and Merger Sub represent and warrant to the Company on the date of this Agreement as follows:

     5.1 Due Incorporation and Authority. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Parent and/or Merger Sub, and the consummation by Merger Sub of the Merger, have been duly authorized by all the shareholders of Merger Sub and the Board of Directors of Parent and Merger Sub as required by Law and the organizational documents of each such entity, and no other corporate proceedings on the part of Parent or Merger Sub will be necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, or the consummation by Merger Sub and Parent of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and is, and each of the other documents and instruments required by this Agreement to be executed and delivered by Parent and/or Merger Sub will be, when executed and delivered by Parent and/or Merger Sub, the valid and binding obligations of Parent and Merger Sub, as the case may be, enforceable against Parent and Merger Sub, as the case may be, in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws generally affecting the rights of creditors and subject to general equity principles.

     5.2 Consents and Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any Governmental Entity is required by Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Offer or the consummation by Parent and Merger Sub of the Merger or the other transactions described herein, except for: (a) the approvals or filings in connection with (i) the HSR Act as described in Section 7.1(a), (ii) filings and approvals pursuant to European Union or other applicable European antitrust laws, and (iii) the Exchange Act including, without limitation, filing the Proxy Statement with the SEC; (b) the filing of the Certificate of Merger as described in this Agreement; and (c) such other permissions, approvals, determinations, consents, waivers, declarations, filings, or registrations that are not material and that would not materially impair Parent or Merger Sub's ability to consummate the Merger and the other transactions contemplated hereby.

     5.3 Brokers' and Finders' Fees. Except for fees to be paid to Warburg Dillon Read LLC, neither Parent nor Merger Sub has incurred any brokers', finders', investment bankers' or any similar fee in connection with the transactions contemplated by this Agreement.

     5.4 No Violation or Conflict. Subject to the receipt of the clearance or expiration or termination of the waiting period described in Section 7.1(a), the execution and delivery of this Agreement by Parent and Merger Sub and all documents and instruments required by this Agreement to be executed and delivered by Parent or Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby and Parent's and Merger Sub's compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss by Parent or Merger Sub of a material benefit or provide any third party with any material benefit under, any Contract of Parent or Merger Sub, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, (ii) result in any violation of any provision of the charter documents of the Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (iii) violate any Existing Permits of Parent or Merger Sub or any Law applicable to Parent or Merger Sub or any of such party's properties or assets, other than, in the case of clauses (i) and
(iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not affect adversely the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

     5.5 Litigation. As of the date hereof, there are no actions, suits, claims, litigation or proceedings pending or, to the knowledge of Parent or Merger Sub, threatened, against Parent or its Subsidiaries by any Person which question the legality, validity or consummation of the Merger and the other transactions contemplated by this Agreement.

     5.6 Sufficient Funds. Parent has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement, including payment of the aggregate cash to be paid in respect of shares of Company Common Stock converted into the right to receive cash in the Merger and all related costs and expenses and will cause Merger Sub to have sufficient funds available to consummate the Merger and the transactions contemplated hereby.


                                   ARTICLE 6

                           COVENANTS AND AGREEMENTS

     6.1 Conduct of Business by the Company. From and after the date of this Agreement and until the earlier of the termination of this Agreement, the Effective Time, or the date Parent's designees constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to:

          (a) carry on its business in the usual, regular and ordinary course substantially in the same manner as heretofore carried on;

          (b) not (i) make payments or distributions (other than normal salaries) to any Affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable terms and in accordance with past practice; (ii) sell, lease, transfer or assign any of its assets, tangible or intangible, other than the sale of products manufactured by the Company or any Subsidiary in the ordinary course of business and other than the disposition of obsolete or unusable property; (iii) enter into any Contract (x) involving more than $1.0 million individually or $5.0 million in the aggregate (other than purchase and sales orders in the ordinary course of business in accordance with past practice) or (y) outside the ordinary course of business, without the consent of the Parent (which consent shall not be unreasonably withheld, assuming for purposes of determining such reasonableness that the Offer and the Merger are consummated pursuant to the terms of this Agreement);
(iv) accelerate, terminate, modify in any material respect, or cancel any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $1.0 million individually or $5.0 million in the aggregate to which the Company or any Subsidiary is a party without the consent of the Parent (which consent shall not be unreasonably withheld, assuming for purposes of determining such reasonableness that the Offer and the Merger are consummated pursuant to the terms of this Agreement); (v) make any capital expenditure (or series of related capital expenditures) other than expenditures identified in the current business plan of the Company or its Subsidiaries or (y) outside the ordinary course of business, without the consent of the Parent (which consent shall not be unreasonably withheld, assuming for purposes of determining such reasonableness that the Offer and the Merger are consummated pursuant to the terms of this Agreement); (vi) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; (vii) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company Financial Statements (x) involving more than $1.0 million each or $5.0 million in the aggregate or (y) outside the ordinary course of business consistent with past practice without the consent of the Parent (which consent shall not be unreasonably withheld, assuming for purposes of determining such reasonableness that the Offer and the Merger are consummated pursuant to the terms of this Agreement); (viii) grant any license or sublicense of any rights under, or with respect to, any Intangible Assets; or (ix) make any loan to, or enter into any other transaction with, any of its Affiliates, directors, officers and employees outside the ordinary course of business consistent with past practice;

          (c) use, operate, maintain and repair all assets and properties of the Company necessary to conduct its business as currently conducted in a normal business manner consistent with its past practices;

          (d) use its reasonable best efforts to preserve its business organization intact, to retain the services of its employees, subject to changes in the ordinary course, and to conduct business with suppliers, customers, creditors and others having business relationships with the Company or its Subsidiaries in the best interests of the Company and its Subsidiaries, taken as a whole;

          (e) use its reasonable best efforts to maintain all of its Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect;

          (f) not (i) except as required by any Contract to which the Company or any of its Subsidiaries are a party, increase the rate of pay of or other compensation to any of its directors, officers or employees; (ii) institute or amend any Employee Benefit Plan unless required by Law; (iii) enter into or modify any employment or severance agreement with any Person; or (iv) pay or accrue any bonus or incentive compensation to any Person;

          (g) except for Indebtedness for working capital not to exceed $6.0 million at any one time, not create, incur or assume any Indebtedness in excess of $5.0 million in the aggregate or make any Investment;

          (h) not amend its Certificate of Incorporation, Bylaws or charter documents;

          (i) not (i) issue any additional shares of stock of any class (except pursuant to its Existing Options) or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class; (ii) declare or pay any dividend or make any capital, surplus or other distributions (other than normal salaries) of any nature to the Stockholders; or (iii) directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part;

          (j) timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by it; and

          (k) not do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement.

          (l) not make any tax elections, other than those consistent with past practice, not required by law or make any settlement or compromise any tax liability in either case that is material to the Company or its Subsidiaries, without the prior written consent of the Parent (which consent shall not be unreasonably withheld).

          (m) enter into any agreement, arrangement or understanding with respect to any of the foregoing.

     6.2 Indemnification.

          (a) From and after the date of this Agreement through and including the Effective Time (without regard to the termination of this Agreement), neither Parent nor the Company will take any action, nor permit any action to be taken, which would change or amend the provisions of the Certificate of Incorporation or the Bylaws of the Company in effect on the date hereof relating to limitation of liability or indemnification inconsistent with its obligations under Section 6.2(b) hereof or eliminate or make any modification in the Company's existing director's and officer's insurance inconsistent with its obligations under Section 6.2(c) hereof. The Parent agrees that from and after the Effective Time all rights to indemnification now existing in favor of individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries as set forth in the Certificate of Incorporation or the Bylaws of the Company shall survive the Merger with respect to matters existing or occurring at or prior to the Effective Time and shall continue in full force and effect for a period of six years following the Effective Time.

          (b) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each individually an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments, fines or amounts that are paid in settlement as a result of or in connection with any threatened or actual action, suit or proceeding based on or arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify any such person and, without limiting the generality or effect of the foregoing, to the fullest extent provided in the Certificate of Incorporation or the Bylaws of the Company and its Subsidiaries as in effect on the date hereof. The Parent will cause the Surviving Corporation to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law and, without limiting the generality or effect of the foregoing, to the fullest extent provided in the respective Certificate of Incorporation or Bylaws of the Company and its Subsidiaries as in effect on the date hereof subject to receipt by the Company of an undertaking by or on behalf of such officer or director contemplated by the DGCL. Without limiting the generality or effect of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective
Time) and, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, there is a conflict on any significant issue between the position of the Company and an Indemnified Party or different defenses may reasonably be expected to exist, the Indemnified Parties may retain counsel which counsel shall be reasonably satisfactory to the Company (or the Surviving Corporation after the Effective Time) and the Company shall (or after the Effective Time, Parent will cause the Surviving Corporation to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided, however that (i) Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (which right shall not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified in the preceding sentence), (ii) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither Parent, the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.2, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify both the Parent and the Company (or, after the Effective Time, the Surviving Corporation) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.2 except and only to the extent such failure materially prejudices such party), and shall deliver to both the Parent and the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by the DGCL. The Indemnified Parties as a group may not retain more than one counsel to represent them with respect to each such matter unless there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties or unless different defenses may reasonably be expected to exist. The Company, Parent and Merger Sub agree that all rights to indemnification including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

          (c) The Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last sentence of this Section 6.2(c)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.2(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (d) The Parent shall guarantee the obligations of the Surviving Corporation under this Section 6.2.

          (e) This Section 6.2 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     6.3 Certain Benefit Plans.

          (a) Parent agrees that the Company will honor and, from and after the Effective Time, it will cause the Surviving Corporation to honor all obligations under Employee Benefit Plans and all employment agreements entered into by the Company prior to the date hereof; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any such Employee Benefit Plan or as requiring the Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract so long as any such action shall not adversely affect the rights or benefits of any employees or other beneficiaries which shall have arisen thereunder prior to such amendment or termination and shall not affect any rights or benefits for which the agreement of the other party or a beneficiary is required as a condition to any such amendment or termination. As soon as administratively practicable following the Effective Time, Parent shall cause all employees of the Company then actually at work to be covered under employee benefit and fringe benefit plans, programs, policies and arrangements (including, without limitation, those which provide medical, dental or life insurance benefits) that are no less favorable than the employee benefit plans, programs, policies and arrangements that Parent maintains for its similarly situated employees ("Parent-Provided Plans"); provided, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate the employment or change the place of work, responsibilities, status or designation of any employee of the Company as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with the terms of any applicable employment or retainer agreement to which the Company or any of its Subsidiaries is presently a party.

          (b) All service of an employee of the Company taken into account prior to the Effective Time under any Employee Benefit Plan shall, on and after the Effective Time, be taken into account as service with the Parent for purposes of eligibility to participate and vesting under any similar Parent-Provided Plan. Parent shall cause all Parent-Provided Plans to (i) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to the extent that such conditions are covered under the Company's Employee Benefit Plans immediately prior to the Effective Time and (ii) provide that any expenses incurred by the Company's employees

(and their dependents) during the plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under the Parent-Provided Plans. Any salary reduction elections of employees of the Company under a flexible spending plan maintained by the Company pursuant to section 125 of the Code prior to the Effective Time shall continue in effect under any similar Parent-Provided Plan on and after the Effective Time, and any amounts credited and debited to accounts of such employees under such Employee Benefit Plan as of the Effective Time shall be credited and debited to such employees' accounts under such Parent-Provided Plan.

     6.4 No Survival of Representations and Warranties. Except for the provisions of Sections 2.9, 2.12, 2.13, 2.14, 2.18, 6.2, 6.3 and 8.3, and
Article 9, none of the representations, warranties, covenants, agreements and certifications contained herein shall survive the Effective Time.

     6.5 Company Rights Plan. The Company shall make no further amendments to or modifications of the Company Rights Agreement, or adopt any similar rights agreement, from and after the date of this Agreement without the prior written consent of Parent.

     6.6 Consents. The Company will use its reasonable best efforts to obtain the consents under the contracts listed in Section 4.28 of the Company Disclosure Letter.

     6.7 Potential Claims. The Company and Parent each agree to use their reasonable best efforts to resolve any actions, suits, claims, litigation, or proceedings instituted or threatened by any Governmental Entity or otherwise against any of the parties hereto which would give rise to the occurrence of any of the events specified in paragraph (a) or (b) of Annex A to this Agreement.


                                   ARTICLE 7

                           CONDITIONS TO THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate and effect the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following conditions, each of which may be waived in whole or in part by the party for whose benefit the condition exists, to the extent permitted by
Law:

          (a) Regulatory Approvals. Clearance from the appropriate agencies, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been obtained by the Company and the Parent or the waiting period thereby required shall have expired or been terminated.

          (b) Approval of Stockholders. This Agreement, the Merger and the transactions contemplated by this Agreement shall, if necessary, have received the requisite approval and authorization of the Stockholders in accordance with applicable Law and the Certificate of Incorporation and Bylaws of the Company.

          (c) Statutes, Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

          (d) Purchase of Company Common Stock in Offer. Parent, Merger Sub or their Affiliates shall have purchased Company Common Stock pursuant to the Offer, except that this condition shall not apply if Parent, Merger Sub or their Affiliates shall have failed to purchase Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

     7.2 Conditions to the Parent's and Merger Sub's Obligation to Effect the Merger. The obligations of the Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the condition that all actions contemplated by Section 2.18(b) hereto shall have been taken, which may be waived in whole or part by the Parent or Merger Sub and that the representations and warranties of the Company in
Section 4.28 shall have been true when made and shall be true as of the Effective Time.


                                   ARTICLE 8

                       TERMINATION, WAIVER AND AMENDMENT

     8.1 Termination. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by the Stockholders), as follows:

          (a) by mutual written consent of the Company and the Parent;

          (b) by either of the Parent or the Company:

               (i) if (x) the Offer shall have expired without any Company Common Stock being purchased therein or (y) Merger Sub shall not have accepted for payment all Company Common Stock tendered pursuant to the Offer by September 30, 1999; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Merger Sub, as the case may be, to purchase the Company Common Stock pursuant to the Offer on or prior to such date; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

          (c)  by the Company:

               (i) if Parent, Merger Sub or any of their Affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is at such time in breach of its obligations under this Agreement;

               (ii) upon the execution of a definitive agreement for an Acquisition Transaction that the Board shall have decided to recommend to the Stockholders after the Board has reasonably concluded, after consultation with its outside independent counsel, that such Acquisition Transaction constitutes a Superior Proposal and that its failure to make such recommendation and terminate this Agreement could violate the Board's fiduciary duties under applicable Law, provided (A) it has complied with all provisions of Section 3.4, including the notice provisions therein, (B) that it has paid or made arrangements reasonably satisfactory to Parent to pay promptly (and, in any event, within five (5) business days of the termination of this Agreement) the amounts referred to in
Section 8.3 hereof and (C) it shall have provided to Parent at least five business days' prior written notice that the Board intends to terminate this Agreement pursuant to this Section 8.1(c)(ii), specifying the material terms and conditions of such Acquisition Transaction. In connection with the foregoing, the Company agrees that it will

               (X) not enter into a binding agreement with respect to an Acquisition Transaction until at least the sixth business day after it has provided the notice to Parent required hereby,

               (Y) consider in good faith any offer made by Parent during that period, and

               (Z) notify Parent promptly if its intention to enter into such an agreement shall change at any time after such notification; or

               (iii) if Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Merger Sub, as applicable.

          (d)  by Parent:

               (i) if, due to an occurrence, not involving a breach by Parent or Merger Sub of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, Merger Sub, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer;

               (ii) if prior to the purchase of Company Common Stock pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement (other than those contained in Section 3.4) which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

               (iii) if either Parent or Merger Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Annex A hereto; or

               (iv) if there has been a material breach of Section 3.4 of this Agreement which, if capable of being cured, has not been cured within 10 days.

     8.2 Rights on Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 8.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section 3.1 relating to the obligation of the Parent and Merger Sub to keep confidential and not to use certain information obtained from the Company and (b) the provisions of
Section 8.3 relating to the Company's obligations to make certain payments to the Parent.

     8.3 Termination Fee Payable to the Parent. Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to the Parent
(x) the amount of $11.0 million and (y) all actual documented out-of-pocket expenses reasonably incurred by the Parent and Merger Sub in connection with this Agreement and the Merger in an amount not to exceed $2.0 million (the "Termination Expenses") if this Agreement is terminated: (1) by the Company pursuant to Section 8.1(c)(ii), (2) by Parent pursuant to Section 8.1(d)(iii) if within six (6) months after such termination an Acquisition Transaction shall be consummated or (3) by either the Company or Parent pursuant to Section 8.1(b)(i) and (a) within six (6) months thereafter there shall be publicly announced another Acquisition Transaction or prior thereto an event set forth in paragraph
(h) of Annex A shall have occurred (the "Expiration Date") and (b) an Acquisition Transaction shall be consummated prior to the Expiration Date, or an event set forth in paragraph (h) of Annex A shall have occurred, as the case may be. In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(iv), the Company shall immediately pay Parent the Termination Expenses. In the event that the Company becomes obligated to make the payment described in the preceding sentence and another Acquisition Transaction is consummated within six (6) months after termination by the Parent, the Company shall also pay to Parent the amount in (x) above. Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to the Parent, the Termination Expenses, if this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) if the breach thereof is due solely to the Company's intentional or bad faith acts. The amount in (x) above shall be paid concurrently with any such termination and the Termination Expenses shall be paid within five (5) business days after receipt by the Company of reasonably detailed evidence of the same. Upon receipt of such payments, Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, this Agreement, other than in the case of termination by Parent pursuant to Section 8.1(d)(ii).

     8.4 Other Remedies. Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Article 8 or otherwise by the Company, on the one hand, or Parent or Merger Sub, on the other hand, and the non-terminating party is not entitled to receive the payments described in
Section 8.3 (as the case may be) or if Parent terminates this Agreement pursuant to Section 8.1(d)(ii)), then the non-terminating party shall be entitled to pursue any available legal rights to recover actual damages (not to exceed $5.0 million in respect of claim following a termination by Parent pursuant to
Section 8.1(d)(ii)), including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys' fees).

     8.5 Notice of Termination. Any termination of this Agreement under Section
8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto upon satisfaction of the requirements set forth in Section 8.1.


                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Entire Agreement. This Agreement and the documents referred to in, or contemplated by, this Agreement, including the Company Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Effective Time and shall survive termination of this Agreement.

     9.2 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     9.3 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.4 Governing Law. This Agreement shall be governed and construed (i) with respect to the Merger, in accordance with the Laws of the State of Delaware and
(ii) with respect to all other transactions contemplated hereunder, in accordance with the Laws of the State of New York, applicable to agreements made and to be performed entirely within such States.

     9.5 Assignment; Binding Effect. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any party hereto, except with the prior written consent of the other parties hereto. Any such purported assignment made without such written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     9.6 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 9.6 of a change of address:

     If to the Company:  Walbro Corporation
                         1227 Centre Road
                         Auburn Hills, Michigan 48326
                         Telephone:      248-377-1800
                         Telecopy:       248-377-6820
                         Attention:      Frank E. Bauchiero
                                         Chief Executive Officer

     With a copy to:     Katten Muchin & Zavis
                         525 W. Monroe
                         Suite 1600
                         Chicago, Illinois 60661-3693
                         Telephone:      (312) 902-5200
                         Telecopy:       (312) 902-1061
                         Attention:      Howard S. Lanznar, Esq.
                                         David J. Kaufman, Esq.

     If to the Parent
      or Merger Sub:     TI Group plc
                         50 Curzon Street
                         London, W1Y 7PN
                         United Kingdom
                         Telephone:  011-49-171-560-5700
                         Telecopy:   011-44-171-560-5701
                         Attention:  David Lillycrop
                                     Director and General Counsel

     with a copy to:     Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Telephone:      (212) 558-4000
                         Telecopy:       (212) 558-3588
                         Attention:      John Evangelakos, Esq.

     9.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

     9.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     9.9 Specific Performance. The parties agree that the assets and business of the Company as a going concern constitute unique property and, accordingly, each party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance to effect the Merger as provided in this Agreement.

     9.10 No Reliance. Except for the parties to this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

     9.11 Disclosure Letter. The Company Disclosure Letter is a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses and the Company Disclosure Letter shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The inclusion of any information in the Disclosure Letter shall not be deemed to be an admission or an acknowledgment by the Company that such information is material to or outside the ordinary course of business activity of the Company. The specification of any dollar amount in the representations and warranties set forth in this Agreement shall not be deemed to constitute an admission by the Company or otherwise imply that any such amount is material for purposes of this Agreement.

     9.12 No Third Party Beneficiary. Except as provided pursuant to Section 6.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     9.13 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such voided or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such voided or unenforceable provision.

     9.14 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.15 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                              *     *     *     *

     IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                    TI GROUP PLC

                                    By: /s/ Sir Christopher Lewinton
                                       -----------------------------------------
                                    Name: Sir Christopher Lewinton
                                    Title: Chairman

                                    TI AUTOMOTIVE SYSTEMS, INC.

                                    By: /s/ William J. Laule
                                       -----------------------------------------
                                    Name: William J. Laule
                                    Title: President

                                    WALBRO CORPORATION

                                    By: /s/ Frank E. Bauchiero
                                       -----------------------------------------
                                    Name: Frank E. Bauchiero
                                    Title: President and Chief Executive Officer

                       (ANNEX A TO THE MERGER AGREEMENT)

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Merger Sub's right to extend and amend the Offer at anytime in its sole discretion (subject to the provisions of the Merger Agreement), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Company Common Stock promptly after termination or withdrawal of the Offer), and may terminate or amend the Offer as to any Company Common Stock not then paid for, if (i) any applicable waiting period under the HSR Act or any applicable European antitrust law has not expired or terminated, (ii) approval under any applicable European antitrust law has not been obtained, (iii) the Minimum Condition has not been satisfied, or (iv) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Company Common Stock, any of the following events shall have occurred:

          (a) there shall be pending any action, suit, investigation or proceeding by any Governmental Entity before any court or governmental authority or agency,

               (i) seeking to make illegal, or otherwise directly or indirectly restrain or prohibit the making of the Offer or, the acceptance for payment or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger or seeking to obtain material damages in connection with the transactions contemplated by the Merger Agreement;

               (ii) seeking to restrain, prohibit or terminate the Company's or, as a result of the transactions contemplated by the Merger Agreement, Parent's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operation, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Parent and its subsidiaries, as the case may be, or to compel the Company or, as a result of the transactions contemplated by the Merger Agreement, Parent or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets that are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Parent and its subsidiaries;

               (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Company Common Stock, including, without limitation, the right to vote any shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Stockholders; or

               (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Company Common Stock;

          (b) there shall be in effect any judgment, decree or order of any court or Governmental Entity, domestic or foreign, or any other legal restraint that:

               (i) makes illegal, or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger or that imposes or would impose upon the Company or Parent or any of their respective subsidiaries or affiliates material damages in connection with the transactions contemplated by the Merger Agreement;

               (ii) restrains, prohibits or terminates the Company's or, as a result of the transactions contemplated by the Merger Agreement, Parent's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operation, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Parent and its subsidiaries, as the case may be, or compels the Company or, as a result of the transactions contemplated by the Merger Agreement, Parent or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets that are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Parent and its subsidiaries;

               (iii) imposes limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Company Common Stock, including, without limitation, the right to vote any shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to stockholders; or

               (iv) requires divestiture by Parent or any of its subsidiaries or affiliates of any Company Common Stock;

          (c) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or issued or applicable to the Offer or the Merger, on behalf of a Government Entity, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (d) there shall have occurred any events or state of circumstances after the date of the Agreement which, either individually or in the aggregate, would have a Material Adverse Effect on the Company;

          (e) (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Transaction or (ii) the Company shall have entered into any agreement or agreement in principle with respect to any Acquisition Transaction;

          (f) any of the representations and warranties of the Company set forth in the Agreement that is qualified by materiality or Material Adverse Effect shall not be true or any of the representations and warranties of the Company set forth in the Agreement that is not so qualified shall not be true in any material respect, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of the scheduled expiration of the Offer;

          (g) the Company shall have failed in any material respect to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Agreement;

          (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 30% of the outstanding Company Common Stock (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act);

          (i) the Agreement shall have been terminated in accordance with its terms; or

          (j) there shall have occurred and be continuing (i) any suspension of, or limitation on prices for, trading in securities on the National Association of Securities Dealers Automated Quotation System, or (ii) any limitation by any governmental authority on the extension of credit by banks or other lending institutions or banking moratorium or any suspension of payments in respect of banks, which materially affects the ability of Parent or Merger Sub to pay for the Company Common Stock;

     which in the reasonable judgment of Parent in any such case makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or Merger Sub not in violation of the Agreement) and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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